As filed with the Securities and Exchange Commission on January 13, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________

Cal-Maine Foods, Inc.
(Exact name of registrant as specified in its charter)

Delaware	64-0500378
(State of incorporation)	(IRS Employer Identification No.)

3320 W Woodrow Wilson Ave, Jackson, Mississippi	39209
(Address of principal executive offices)	(Zip Code)

Amended and Restated Cal-Maine Foods, Inc. 2012 Omnibus Long-Term Incentive Plan
(Full title of the plan)
__________

Adolphus B. Baker
Chairman of the Board and Chief Executive Officer
Cal-Maine Foods, Inc.
3320 W Woodrow Wilson Ave, Jackson, Mississippi 39209
(601) 948-6813
(Name, address, and telephone number,
including area code, of agent for service)
Copy to:

Robert L. Holladay, Jr.	Kelly C. Simoneaux
Vice President – */General Counsel	Jones Walker LLP
Cal-Maine Foods, Inc.	201 St. Charles Avenue
3320 W Woodrow Wilson Ave	New Orleans, Louisiana 70170-5100
Jackson, Mississippi 39209

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]                        Accelerated filer [ ]
Non-accelerated filer [ ]                        Smaller reporting company [ ]
                                Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                        [ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	1,000,000 shares	$38.17	$38,170,000 (3)	$4,164.35 (3)

(1)    This Registration Statement on Form S-8 relates to the Amended and Restated Cal-Maine Foods, Inc. 2012 Omnibus Long-Term Incentive Plan (the “2012 Plan”) of Cal-Maine Foods, Inc. (the “Company”). An aggregate of 2,000,000 shares of the Company’s common stock, no par value per share (the “Common Stock”), have been or may be issued under the 2012 Plan. Of these 2,000,000 shares, 1,000,000 shares were previously registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Company’s Registration Statement on Form S-8 (File No. 333-184310) filed by the Company on October 5, 2012.

(2)    Upon a future stock split, stock dividend or similar transaction involving the Common Stock during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act.

(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low price per share of the Common Stock reported on the NASDAQ Stock Market on January 8, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Amended and Restated Cal-Maine Foods, Inc. 2012 Omnibus Long-Term Incentive Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

    The following documents, which have been filed by Cal-Maine Foods, Inc. (the “Company”) with the Commission, are incorporated herein by reference:

(a)     The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

    (b)     All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

    (c)     The description of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), in the Company’s Registration Statement on Form 8-A filed with the SEC on October 9, 2018, including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information furnished pursuant to Item 2.02, Item 7.01 or Item 9.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we specifically incorporate the information by reference into a filing under the Securities Act or the Exchange Act), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

    Not applicable.

Item 5.        Interests of Named Experts and Counsel.

    Not applicable.

Item 6.        Indemnification of Directors and Officers.

Section 10 of our Second Amended and Restated Certificate of Incorporation provides as follows: No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this section shall not eliminate or limit the liability of a director (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability shall not eliminate or limit the liability of any director for any act or omission occurring prior to the date upon which this provision becomes effective.

Our Bylaws provide that we shall indemnify officers, directors, employees and agents of the Company, to the fullest extent permitted under the laws of the State of Delaware. Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a "derivative action"), and against expenses (including attorney's fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

Delaware law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys' fees) actually and reasonably incurred by such party in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of the rules requiring mandatory indemnification is limited to certain officers of the corporation.

Expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law. As permitted by Delaware law and our Bylaws, we have obtained an insurance policy providing coverage for certain liabilities of our officers and directors.

The foregoing statements are subject to the provisions of Sections 102(b)(7) and 145 of the DGCL, and our Second Amended and Restated Certificate of Incorporation and Bylaws.

Item 7.        Exemption From Registration Claimed.

    Not applicable.

Item 8.        Exhibits.

4    Description of the Company’s Securities Registered under Section 12 of the Exchange Act. Common Stock Certificate, incorporated by reference to the Company’s Form S-1/A filed on December 3, 1996 (Registration No. 333-14809).

5    Opinion of Jones Walker LLP.

23.1    Consent of Frost, PLLC.

23.2    Consent of Jones Walker LLP (included in Exhibit 5).

24    Powers of Attorney (included in the signature pages of this Registration Statement).

99    Amended and Restated Cal-Maine Foods, Inc. 2012 Omnibus Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed October 2, 2020).

Item 9.        Undertakings.

(a)    The undersigned Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to

Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on January 13, 2021.

CAL-MAINE FOODS, INC.

By:	/s/ Adolphus B. Baker
Adolphus B. Baker Chairman of the Board and Chief Executive Officer
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Adolphus B. Baker and Max P. Bowman, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities as of January 13, 2021.

    S-1

Signature	Title

/s/ Adolphus B. Baker Adolphus B. Baker	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Max P. Bowman Max P. Bowman	Vice President, Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial Officer)
/s/ Sherman L. Miller Sherman L. Miller	President, Chief Operating Officer and Director (Principal Operating Officer)
/s/ Letitia C. Hughes Letitia C. Hughes	Director
/s/ James E. Poole James E. Poole	Director
/s/ Steve W. Sanders Steve W. Sanders	Director

    S-2